                                                                    EXHIBIT 99.1

                                 (INNOTRAC LOGO)

DRAFT                            April 20, 2001

To Our Shareholders:

         On behalf of the Board of Directors and management of Innotrac Corporation, I cordially invite you to the Annual Meeting of Shareholders to be held on May 21, 2001, at 9:00 AM, Eastern Daylight Time, at the Gwinnett Civic and Cultural Center located at 6400 Sugarloaf Parkway in Duluth, Georgia.

         At the Annual Meeting, shareholders will be asked to:

         - Consider and vote upon the reelection of two current Innotrac directors; and

         - Approve an amendment to Innotrac's 2000 Stock Option and Incentive Award Plan (the "Stock Incentive Plan") to increase the number of shares of Common Stock reserved for issuance under the Plan from 1,300,000 to 2,800,000.

         Information about the nominees for directors, the Stock Incentive Plan, and certain other matters is contained in the accompanying Proxy Statement. A copy of Innotrac's 2000 Annual Report to Shareholders, which contains financial statements and other important information about Innotrac's business, is also enclosed.

         It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold. We encourage you to specify your voting preferences by marking and dating the enclosed proxy card. However, if you wish to vote for re-electing the nominees for director specified herein and approving the amendment to the Stock Incentive Plan, all you need to do is sign and date the proxy card.

         Please complete and return the proxy card in the enclosed envelope, whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

         I hope you are able to attend, and look forward to seeing you.


                                       Sincerely,



                                       SCOTT D. DORFMAN
                                       Chairman of the Board, President and
                                       Chief Executive Officer

                              INNOTRAC CORPORATION
                             6655 SUGARLOAF PARKWAY
                              DULUTH, GEORGIA 30097

                             -----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 2001

DRAFT                        -----------------------


To the Shareholders of
Innotrac Corporation:

         Notice is hereby given that the Annual Meeting of Shareholders of Innotrac Corporation will be held at 9:00 AM, Eastern Daylight Time, on Monday, May 21, 2001, at the Gwinnett Civic and Cultural Center, 6400 Sugarloaf Parkway, Duluth, Georgia 30097, for the following purposes:

                  1. To elect two directors whose terms, if re-elected, will expire in 2004;

                  2. To approve an amendment to Innotrac's 2000 Stock Option and Incentive Award Plan to increase the number of shares of Common Stock reserved for issuance under the Plan from 1,300,000 to 2,800,000; and

                  3. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

         Only shareholders of record on April 16, 2001, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         A Proxy Statement and a Proxy Card solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy Card promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

                                       BY ORDER OF THE BOARD OF DIRECTORS,



                                       DAVID L. GAMSEY
APRIL 20, 2001                         Secretary


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                              INNOTRAC CORPORATION
                            PROXY STATEMENT CONTENTS

Introduction................................................................................       1

Quorum and Voting Requirements..............................................................       2

Voting Securities and Principal Shareholders................................................       2

Items for Vote:

         Item No. 1: Election of Directors..................................................       3

         Item No. 2: Approval of Amendment to 2000 Stock Incentive Plan.....................       6

Executive Compensation......................................................................      10

Related Party Transactions..................................................................      14

Report of the Compensation Committee on Executive Compensation..............................      14

Stock Performance Graph.....................................................................      17

Independent Public Accountants..............................................................      18

Report of the Audit Committee...............................................................      18

Shareholders' Proposals for 2002 Annual Meeting.............................................      19

Other Matters...............................................................................      19

Appendix A: Audit Committee Charter.........................................................      A-1

                                 (INNOTRAC LOGO)

                                 PROXY STATEMENT
                              DATED APRIL 20, 2001
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 2001

INTRODUCTION

         This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Innotrac Corporation ("Innotrac" or the "Company") for use at Innotrac's 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Monday, May 21, 2001, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about April 20, 2001.

         Only shareholders of record at the close of business on April 16, 2001 (the "Record Date"), are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 11,364,595 shares of common stock, $.10 par value per share (the "Common Stock"), of Innotrac outstanding and entitled to vote at the Annual Meeting.

         Proxies in the accompanying form, duly executed and returned to the management of Innotrac, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of Innotrac or by personally withdrawing the proxy at the Annual Meeting and voting in person.

         Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of all the nominees for director specified herein and for approval of the amendment to Innotrac's 2000 Stock Option and Incentive Award Plan to increase the number of shares of Common Stock reserved for issuance under the Plan from 1,300,000 to 2,800,000. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

         A copy of Innotrac's Annual Report to Shareholders is being furnished herewith to each shareholder of record as of the close of business on the Record Date. Copies of Innotrac's Annual Report on Form 10-K for the year ended December 31, 2000 will be provided free of charge upon written request to:

                              INNOTRAC CORPORATION
                             6655 SUGARLOAF PARKWAY
                              DULUTH, GEORGIA 30097
                       ATTN.: INVESTOR RELATIONS MANAGER

         If the person requesting the Annual Report on Form 10-K for the year ended December 31, 2000 was not a shareholder of record on the Record Date, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to Innotrac's Annual Report on Form 10-K for the year ended December 31, 2000 will also be furnished on request and upon payment of Innotrac's expenses in furnishing the exhibits.

QUORUM AND VOTING REQUIREMENTS

         The holders of a majority of the shares entitled to vote on the Record Date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. The required vote for each item of business at the Annual Meeting is as follows:

         - For Item 1 on the Proxy Card, the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting, assuming a quorum is present, shall be deemed elected, even though such nominees may not receive a majority of the votes cast.

         - For Item 2 on the Proxy Card, the approval of the amendment to the Stock Incentive Plan, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter.

         - For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

         In counting the votes cast, only those cast "for" and "against" a matter are included, although you cannot vote "against" a nominee for director. An abstention and a "broker non-vote" are counted only for purposes of determining the presence of a quorum at the Annual Meeting. "Broker non-votes" are votes that brokers holding shares of record for their customers (i.e., in "street name") are not permitted to cast under applicable regulations because the brokers have not received clear voting instructions from their customers.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         The following table sets forth the information concerning the beneficial ownership of the Common Stock, which is Innotrac's only class of voting stock, at March 19, 2001, by:

         - each person known to Innotrac to beneficially own more than 5% of the Common Stock;
         - each director (including nominees for reelection), the Chief Executive Officer and the four other most highly compensated executive officers; and
         -        all of Innotrac's directors and executive officers as a group.

         To Innotrac's knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned.


                                                                     NUMBER OF SHARES                PERCENTAGE
BENEFICIAL OWNER                                                    BENEFICIALLY OWNED(1)         BENEFICIALLY OWNED
----------------                                                    ---------------------         ------------------
Scott D. Dorfman...............................................         5,567,047(2)                   49.0%
Dimensional Fund Advisors Inc..................................           772,400(3)                    6.8
David L. Ellin.................................................           220,530(4)                    1.9
Larry C. Hanger................................................            24,021(5)                      *
David L. Gamsey................................................             5,250                         *
William F. Hendrick, Jr........................................            17,529(6)                      *
Bruce V. Benator.................................................          31,000(7)                      *
Martin J. Blank................................................            37,000(8)                      *
William H. Scott, III..........................................           226,333(8)(9)                 2.0
All directors and executive officers as a group (9 persons)....         6,128,908                      53.0%

---------------

*   Denotes less than 1%

(1) Beneficial ownership is determined under the rules of the Securities and Exchange Commission. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. As of March 19, 2001, there were 11,364,595 shares of Common Stock outstanding.
(2) Includes an aggregate of 243,618 shares owned by: (i) Mr. Dorfman's wife individually and as custodian for the benefit of their three oldest children; (ii) Mr. Dorfman's brother as trustee for the benefit of Mr. Dorfman's three oldest children; (iii) shares held by Mr. Dorfman's two oldest children directly; (iv) shares held by Mr. Dorfman as custodian for his three youngest children; and (v) a foundation for which Mr. Dorfman and his wife serve as trustees. Mr. Dorfman's address is 6655 Sugarloaf Parkway, Duluth, Georgia 30097.
(3) According to a Schedule 13G filed February 2, 2001, Dimensional Fund Advisors Inc. ("Dimensional") is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power with respect to the shares of Innotrac's Common Stock owned by the investment companies, trusts and separate accounts. Dimensional disclaims beneficial ownership over the shares of Innotrac's Common Stock owned by the investment companies, trusts and separate accounts. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(4)      Includes 133,000 shares subject to presently exercisable stock options.
(5)      Includes 20,500 shares subject to presently exercisable stock options.
(6)      Includes 12,499 shares subject to presently exercisable stock options.
(7) Includes 30,000 shares subject to presently exercisable stock options and options vesting in the next 60 days.
(8) Includes 15,000 shares subject to presently exercisable stock options and options vesting in the next 60 days.
(9) Includes 208,333 shares owned of record by ITC Service Company, with respect to which Mr. Scott is an officer and director. Mr. Scott disclaims beneficial ownership of these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Innotrac's directors and executive officers, and persons who own more than 10% of Innotrac's Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to Innotrac and written representations that no other reports were required, Innotrac believes that all applicable Section 16(a) reports were filed by its directors, officers and 10% shareholders during the fiscal year ended December 31, 2000 with the following exceptions: Messrs. Ellin and Hendrick inadvertently failed to file Form 4s reporting their acquisitions of 5,030 shares each, and Mr. Hanger inadvertently failed to file a Form 4 reporting his acquisition of 3,521 shares. These acquisitions were subsequently reported on Form 5s. In addition, one of our new executive officers filed a Form 3 and Form 5 late.

                              ELECTION OF DIRECTORS
                        (ITEM NUMBER 1 ON THE PROXY CARD)

         The Bylaws of Innotrac provide that the Board of Directors shall consist of not less than five nor more than eleven directors, with the exact number being set from time to time by the Board or the shareholders. The Board presently consists of six directors, three of whom are independent directors. The Board is divided into three classes of directors serving staggered three-year terms. Two directors are to be elected at the meeting for a three-year term expiring in 2004. The Board has nominated Scott D. Dorfman and David L. Ellin for those positions.

         Both nominees have indicated that they will serve if elected, but if the situation should arise that either nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors.

         The following information as of March 19, 2001 has been furnished by the nominees for director and the continuing directors. Except as otherwise indicated, the nominees and the continuing directors have been or were engaged in their present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)                             Information About the Nominees and the Continuing Directors
Nominees for Director at the Meeting and Whose Terms Will Expire in 2004 if Elected

SCOTT D. DORFMAN (43)                  Mr. Dorfman founded Innotrac and has served as Chairman of the Board,
                                       President and Chief Executive Officer since its inception in 1984. Prior to founding Innotrac, Mr. Dorfman was employed by Paymaster Checkwriter Company,
                                       Inc., an equipment distributor. At Paymaster, Mr. Dorfman gained experience in distribution, tracking and inventory control by developing and managing
                                       Paymaster's mail order catalog.

DAVID L. ELLIN (42)                    Mr. Ellin joined Innotrac in 1986 and has served as Senior Vice President and
                                       Chief Operating Officer since November 1997 and as a director since December
                                       11997. From 1984 to Vice President from 1988 to November 1986, Mr. Ellin was employed by the Atlanta branch of WHERE Magazine, where he managed the sales and production departments. From 1980 to 1984, Mr. Ellin was employed by Paymaster, where he was responsible for Paymaster's sales and collections.

Directors Whose Terms Expire in 2002

LARRY C. HANGER (46)                   Mr. Hanger joined Innotrac in 1994, and has served as Vice President-Business
                                       Development since November 1997 and as a director since December 1997. He was promoted to Senior Vice President in April 1999. He served as Innotrac's
                                       Department Manager of Business Development from 1994 to November 1997, and was responsible for the management of the telecommunication equipment marketing and service business. From 1979 to 1994, Mr. Hanger served as Project Manager--Third
                                       Party Marketing at BellSouth Corporation, where he managed the marketing program for BellSouth's network services and was involved in implementing the billing options program for BellSouth with Innotrac.

BRUCE V. BENATOR (43)                  Mr.  Benator  is the  Managing  Partner of  Williams  Benator  and Libby,  LLP,
                                       certified public  accountants,  and has been a director since 1997. He has been affiliated  with the firm since 1984 and is the firm's  Director of  Accounting and Auditing  Services.  From 1979 to 1984, Mr. Benator was employed by Ernst &
                                       Young, LLP.

Directors Whose Terms Expire in 2003

MARTIN J. BLANK (54)                   Mr. Blank has been a director of Innotrac since 1997 and is a co-founder of
                                       Automobile Protection Corporation, or APCO, a subsidiary of the Ford Motor
                                       Company engaged in the marketing of extended vehicle service contracts and warranty programs. Mr. Blank has served as Secretary and Director of APCO since its inception in 1984 and as Chairman of the Board and Chief Operating Officer
                                       since 1988. Mr. Blank's experiences prior to co-founding APCO include the practice of law and the representation of and financial management for professional athletes. Mr. Blank is admitted to the bar in the States of Georgia and California.

WILLIAM H. SCOTT, III (53)             Mr. Scott has been a director of Innotrac since 1997 and has served as President and Chief Operating Officer of ITC Holding Company, Inc., the parent company of
                                       ITC Service Company, since 1991. He has been a director of Headhunter.Net, Inc., a job information and recruiting internet site, since October 1997 and has served as Chairman of the Board of that company since July 1998. He has also been a director of ITC Holding Company, Inc. since 1989, and served as its
                                       Executive Vice President from 1989 to 1991. Mr. Scott is a director of Powertel,
                                       Inc., a wireless telecommunications services company operating in the southeastern United States; KNOLOGY Holdings, Inc., a broadband telecommunications services company currently operating in Alabama, Florida,
                                       Georgia and South Carolina; and ITC DeltaCom, Inc., a full service telecommunications provider to business customers in the southeastern United
                                       States.

MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors meets on a regular basis to supervise, review, and direct Innotrac's business and affairs. During the 2000 fiscal year, the Board held five meetings. The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and an Executive Compensation Subcommittee to which it has assigned certain responsibilities in connection with the governance and management of its affairs. Innotrac has no standing nominating committee or other committee performing similar functions.

         Each of the directors attended 75% of the Board meetings and meetings of committees on which he served during the 2000 fiscal year.

         Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial and other oversight responsibilities. The Audit Committee's duties, responsibilities and activities include reviewing Innotrac's financial statements, reports and other financial information, overseeing the annual audit and the independent auditors and reviewing the integrity of Innotrac's financial reporting process and the quality and appropriateness of its accounting principles. Messrs. Benator, Blank and Scott comprise the members of the Audit Committee. The Audit Committee held three meetings during fiscal 2000.

         The Board has adopted a written Audit Committee Charter, which is attached to this Proxy Statement as Appendix A. The members of the Audit Committee are all independent as defined in the listing standards of the Nasdaq Stock Market.

         Compensation Committee and Executive Compensation Subcommittee. The Compensation Committee is responsible for the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of Innotrac's Stock Incentive and Senior Executive Compensation Plans, the review of compensation of directors and consultation with management and the Board on senior executive continuity matters. Messrs. Dorfman, Blank and Scott comprise the members of the Compensation Committee. The Compensation Committee held no meetings during fiscal 2000.

         The Executive Compensation Subcommittee, comprised of Messrs. Blank and Scott, was constituted to (1) achieve certain securities law advantages with respect to stock-based compensation to Innotrac's officers and directors and (2) maintain the tax deductibility of certain annual compensation in excess of $1 million to Innotrac's Chief Executive Officer and four other most highly compensated officers.

         Executive Committee. The Executive Committee, pursuant to authority delegated by the Board, from time to time considers certain matters in lieu of convening a meeting of the full Board, subject to any restrictions in applicable law related to the delegation of certain powers to a committee of the Board. Messrs. Dorfman, Ellin and Benator comprise the members of the Executive Committee. The Executive Committee held no meetings during fiscal 2000.

DIRECTORS' COMPENSATION

         We pay our outside directors an annual fee of $10,000, and additional fees of $250 and $100, respectively, for each Board meeting and committee meeting attended. We also reimburse all directors for their travel and other expenses incurred in connection with attending Board or committee meetings.

         We have traditionally granted options annually to each of our outside directors on or about the dates we hold our annual meetings of shareholders. The exercise price is the closing price of our Common Stock reported on the Nasdaq National Market on the date of grant. On May 15, 2000, we granted options for 20,000 shares to each of Messrs. Benator, Blank and Scott. These options are exercisable at $5.875 per share. One half of such shares vest on the second anniversary of the date of grant, a quarter on the third anniversary and the remaining quarter on the fourth anniversary.

               APPROVAL OF AMENDMENT TO 2000 STOCK INCENTIVE PLAN
                        (ITEM NUMBER 2 ON THE PROXY CARD)

PURPOSE OF THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN

         The Board of Directors adopted the Innotrac Corporation 2000 Stock Option and Incentive Award Plan (the "Stock Incentive Plan") on March 28, 2000. The Stock Incentive Plan was subsequently approved by Innotrac's shareholders at the 2000 Annual Meeting of Shareholders on May 17, 2000. On December 20, 2000, the Board of Directors voted to amend the Stock Incentive Plan, subject to shareholder approval, to increase the number of the shares of Common Stock reserved for issuance under the Stock Incentive Plan from 1,300,000 to 2,800,000. The initial number of shares reserved for issuance has been depleted by incentive awards. As of March 19, 2001, options for 1,797,325 shares of Common Stock and a restricted stock award for 50,000 shares of Common Stock were outstanding under the Stock Incentive Plan and Innotrac's former 1997 stock option plan.

         The Board of Directors is proposing that Innotrac's shareholders approve the amendment to the Stock Incentive Plan for a number of reasons, including compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "Compliance with Section 162(m) of the Internal Revenue Code" below. The amendment to the Stock Incentive Plan, if approved by shareholders, will be effective December 20, 2000. The Stock Incentive Plan, as amended, will remain in effect until February 7, 2010, unless it is terminated by the Board at an earlier date.

         The Board of Directors believes that the Stock Incentive Plan plays an integral role in Innotrac's ability to attract and retain key employees and directors and to provide incentives for such persons to promote Innotrac's financial success. The following description of the material features of the Stock Incentive Plan is a summary and is qualified in its entirety by reference to the Stock Incentive Plan, a copy of which will be provided to any shareholder upon written request to Innotrac. The Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

GENERAL

         Awards granted under the Stock Incentive Plan may be "incentive stock options" ("ISOs"), as defined in Section 422 of the Code, "nonqualified stock options" ("NQSOs"), shares of Common Stock subject to terms and conditions set by the Board of Directors ("restricted stock" or "stock awards"), stock appreciation rights or performance shares.

         The Compensation Committee of the Board of Directors or its designee, or the Executive Compensation Subcommittee or its designee, generally has discretion to set the terms and conditions of grants and awards, including the term, exercise price, and vesting conditions (including vesting based on Innotrac's performance); to select the persons who receive such grants and awards; and to interpret and administer the Stock Incentive Plan. The maximum number of shares of Common Stock with respect to which awards may be granted under the Stock

Incentive Plan is 2,800,000 shares, subject to approval by the shareholders of the amendment described above. The Board of Directors may at any time amend or terminate the Stock Incentive Plan, subject to applicable laws and shareholder approval requirements. Innotrac will pay the administrative costs of the Stock Incentive Plan.

DESCRIPTION OF AWARDS

         Options. ISOs may be granted only to employees of Innotrac, including officers. NQSOs may be granted to any person employed by or performing services for Innotrac, including non-employee directors. The option price for each ISO may be not less than 100% of the fair market value of the Common Stock subject to the option. The option price for a NQSO can be less than, equal to, or greater than the fair market value on the date of grant. ISOs are also subject to certain limitations prescribed by the Code, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock (a "principal shareholder") of Innotrac, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option. In addition, an ISO granted to a principal shareholder may not be exercisable more than five years from its date of grant.

         Full payment of the option price must be made when an Option is exercised. The purchase price may be paid in cash or in such other form of consideration as the Committee may approve, which may include shares of Common Stock valued at their fair market value on the date of exercise, or by any other means which the Committee determines to be consistent with the Stock Incentive Plan's purpose and applicable law. A participant will have no rights as a shareholder with respect to the shares subject to his option until the option is exercised. The maximum number of shares for which options (ISOs and NQSOs) may be granted to any individual during any calendar year is 500,000 shares, subject to anti-dilution and similar provisions.

         Stock Appreciation Rights. The Committee may grant stock appreciation rights separately or in connection with another stock incentive, and the Committee may provide that the holder may exercise them at any time or that they will be paid at a certain time or times or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Committee with respect to any particular award. The maximum number of stock appreciation rights which can be granted under the Stock Incentive Plan during any calendar year to any individual is 500,000.

         Restricted Stock; Stock Awards. Participants may also be awarded shares of Common Stock pursuant to a stock award. The Committee, in its discretion, may prescribe that a participant's rights in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the participant continue employment with Innotrac for a specified period or that Innotrac or the participant achieve stated objectives. In addition, the restrictions may lapse incrementally.

         At the time a grant of restricted stock is made, the Committee shall establish a period or periods of time (the "Restricted Period") applicable to such grant. Subject to certain provisions, at the end of the Restricted Period, all restrictions shall lapse and the restricted stock shall vest in the participant. The Committee may, in its discretion, shorten or terminate the Restricted Period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the restricted stock at any time after the date the grant is made.

         Upon a grant of restricted stock, a stock certificate representing the number of shares of restricted stock granted to the Participant shall be registered in the participant's name and shall be held in custody by Innotrac or a bank selected by the Committee for the participant's account. Following such registration, the participant shall, subject to certain restrictions, have the rights and privileges of a shareholder as to such restricted stock, including the right to receive dividends and to vote such restricted stock, except that the right to receive cash dividends shall be the right to receive such dividends either in cash currently or by payment in restricted stock, as the Committee shall determine. The maximum number of shares of restricted stock or stock awards which can be granted under the Stock Incentive Plan during any calendar year to any individual is 500,000.

         Performance Share Awards. The Stock Incentive Plan also provides for the award of performance shares. A performance share award entitles the participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain performance standards are met. The Committee will prescribe the requirements that must be satisfied before a performance share award is earned. The performance share requirements may include, for example, a requirement that the participant continue employment with Innotrac for a specified period or that Innotrac or the participant achieve stated objectives. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock or by a combination of the two.

         No participant shall have, as a result of receiving a performance share award, any rights as a shareholder until and to the extent that the performance shares are earned and Common Stock is transferred to such participant. If the award agreement so provides, a participant may receive a cash payment equal to the dividends that would have been payable with respect to the number of shares of Common Stock covered by an award between (a) the date that the performance shares are awarded and (b) the date that a transfer of Common Stock to the participant, cash settlement, or combination thereof is made pursuant to the performance share award.

TERMINATION OF AWARDS.

         The terms of an award may provide that it will terminate, among other reasons, upon the holder's termination of employment or other status with Innotrac or its subsidiaries, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control. Also, the Committee may, within the terms of the Stock Incentive Plan, provide in the award agreement for the acceleration of vesting for any of the above reasons.

COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the Chief Executive Officer or any of the four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executive Officers"). Compensation realized with respect to stock options, including upon exercise of an NQSO or upon a disqualifying disposition of an ISO, as described below under "Certain Federal Income Tax Consequences", will be excluded from this deduction limit if it satisfies certain requirements, including a requirement that the Stock Incentive Plan be approved by Innotrac's shareholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Options. Under current tax law, a holder of an ISO under the Stock Incentive Plan does not, as a general matter, realize taxable income upon the grant or exercise of the ISO. (Depending upon the holder's income tax situation, however, the exercise of the ISO may have alternative minimum tax implications.) In general, a holder of an ISO will only recognize income at the time that Common Stock acquired through exercise of the ISO is sold or otherwise disposed of. In that situation, the amount of income that the optionee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale or other disposition exceeds the option exercise price. If the optionee disposes of the stock after the required holding period--that is, no earlier than a date that is two years after the date of grant of the option and one year after the date of exercise -- the income is taxed as capital gains. If disposition occurs prior to expiration of the holding period, the optionee will recognize ordinary income equal to the difference between the fair market value of the shares at the exercise date and the option exercise price; any additional increase in the value of option shares after the exercise date will be taxed as capital gain. Innotrac is entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

         An optionee will not realize income when an NQSO option is granted to him or her. Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option exercise price. Any such gain is taxed in the same manner as ordinary income in the year the option is exercised. Thereafter, any additional gain recognized upon the disposition of the shares of stock obtained by the exercise of an NQSO will be taxed as short or long-term capital gain, depending on the optionee's holding period. Innotrac will not experience any tax consequences upon the grant of an NQSO, but will be entitled to take an income tax deduction equal to the amount that the option holder includes in income (if any) when the NQSO is exercised.

         Stock Awards; Restricted Stock. With respect to outright grants of Common Stock under the Stock Incentive Plan, Innotrac is of the opinion that the participant will realize compensation income at the time of grant in an amount equal to the fair market value of the Common Stock less any amount paid for such Common Stock. Innotrac is also of the opinion that it will be entitled to a deduction under the Code in the amount and at the time that compensation income is realized by the participant.

         With respect to the grant of restricted stock under the Stock Incentive Plan, Innotrac is of the opinion that the participant will realize compensation income in an amount equal to the fair market value of the restricted stock (whether received as a grant or as a dividend), less any amount paid for such restricted stock, at the time when the participant's rights with respect to such restricted stock are no longer subject to a substantial risk of forfeiture, unless the participant elected, pursuant to a special election provided in the Code, to be taxed on the restricted stock at the time it was granted or received as a dividend, as the case may be. Dividends paid to the participant during the Restricted Period will be taxable as compensation income, rather than as dividend income, unless the election referred to above was made. Innotrac is also of the opinion that it will be entitled to a deduction under the Code in the amount and at the time that compensation income is realized by the participant.

         Performance Share Awards. Unless an election is made under Section 83(b) of the Code, a participant will recognize income on account of the settlement of a performance share award. The amount of such income will be equal to any cash that is paid and the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award, and Innotrac will generally be entitled to claim a deduction of such amount for tax purposes.

NEW STOCK INCENTIVE PLAN BENEFITS

         As of March 19, 2001, options for 1,797,325 shares of Common Stock and a restricted stock award for 50,000 shares of Common Stock were outstanding under the Stock Incentive Plan and Innotrac's former 1997 stock option plan. Subject to the approval by the shareholders of the increase in the number of shares of Common Stock reserved for issuance under the Stock Incentive Plan, future awards will be made at the discretion of the Committee. The number of options and awards that may be granted in the future to eligible participants is not currently determinable.

RECOMMENDATION OF THE BOARD

         The Board of Directors, which unanimously approved the Stock Incentive Plan, recommends a vote "FOR" approval of the amendment to the Stock Incentive Plan.

                             EXECUTIVE COMPENSATION

         The following table sets forth the total compensation paid or accrued by Innotrac for services rendered during the fiscal years ended December 31, 2000, 1999 and 1998, to or for Innotrac's Named Executive Officers. The total amount of perquisites, personal benefits and other annual compensation paid to the Named Executive Officers do not in any case exceed the lesser of $50,000 or ten per cent of such officer's total salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION       LONG-TERM COMPENSATION
                                               -----------------------    ------------------------
                                                                          RESTRICTED    SECURITIES
                                   FISCAL                                   STOCK       UNDERLYING         ALL OTHER
NAME                                YEAR        SALARY          BONUS       AWARDS      OPTIONS(#)        COMPENSATION
-------------------------------    ------      --------        --------   ----------    ----------        ------------
Scott D. Dorfman                    2000       $302,607        $ 67,500         --         100,000           $47,134(1)
  Chairman of the Board,                                                                   400,000(2)
  President and Chief               1999        383,675         325,000         --              --            58,625
  Executive Officer                 1998        356,855         250,000         --              --            26,218

David L. Ellin                      2000        173,708          55,500   $200,000(3)      100,000            12,137(4)
   Senior Vice President and                                                               400,000(2)
   Chief Operating Officer          1999        163,825         119,755         --           6,000            11,357
                                    1998        145,000          87,000         --              --            10,241

Larry C. Hanger                     2000        144,451          45,000         --         100,000             2,923(5)
   Senior Vice President--                                                                 180,000(2)
   Business Development             1999        120,440         100,000         --           3,500               766
                                    1998        100,000         100,000         --              --               500

David L. Gamsey (5)                 2000        148,246          80,000         --         150,000                --
   Senior Vice President, Chief                                                            225,000(2)
   Financial Officer and
   Secretary

William F. Hendrick, Jr. (6)        2000        122,693          40,000         --         100,000            40,616(3)
   Vice President--                                                                        180,000(2)
   Telecommunications               1999         86,308          65,925         --          25,000             5,394

---------------
(1) Includes (i) Innotrac's matching contribution to deferred compensation plan in the approximate amount of $45,280 and (ii) the full dollar amount of premiums, $1,854, paid by Innotrac with respect to split-dollar life insurance on the life of Mr. Dorfman.
(2) Represents options to acquire membership interests in Innotrac's subsidiary, Return.com Online, LLC.
(3) As required by the rules of the Securities and Exchange Commission, the value of restricted stock awards is calculated by multiplying the numbers of shares of restricted stock granted (50,000) by the closing sale price ($4.00) of the Common Stock on the Nasdaq National Market on the date of grant (December 20, 2000). Using this same calculation, the value of this award on the last trading day of Innotrac's 2000 fiscal year, December 29, 2000, was $175,000. This award vests entirely on the fourth anniversary of the date of grant. It is the only outstanding restricted stock award to any of the Named Executive Officers.
(4) Represents Innotrac's matching contribution to deferred compensation plan.
(5)      Mr. Gamsey's employment commenced May 2000.
(6)      Mr. Hendrick's employment commenced April 1999.

         The following table sets forth option grants to Named Executive Officers during fiscal 2000.

                          OPTION GRANTS IN FISCAL 2000

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK
                                                                                                PRICE APPRECIATION FOR
                                     INDIVIDUAL GRANTS                                               OPTION TERM
------------------------------------------------------------------------------------------      ----------------------
                                              PERCENT OF TOTAL
                                 SHARES      OPTIONS GRANTED TO
                               UNDERLYING       EMPLOYEES IN       EXERCISE    EXPIRATION
NAME                             OPTIONS        FISCAL YEAR(1)      PRICE         DATE             5%            10%
------------------------       ----------    ------------------    --------    -----------      --------      --------
Scott D. Dorfman                  50,000            3.79%           $7.13       3/28/2010       $224,201      $568,169
                                  50,000            3.79             3.13      12/22/2010         98,422       249,421
                                 400,000(2)         9.1              0.35        6/6/2010         88,045       223,124

David L. Ellin                    50,000            3.79             7.13       3/28/2010        224,201       568,169
                                  50,000            3.79             3.13      12/22/2010         98,422       249,421
                                 400,000(2)         9.1              0.35        6/6/2010         88,045       223,124

Larry C. Hanger                   50,000            3.79             7.13       3/28/2010        224,201       568,169
                                  50,000            3.79             3.13      12/22/2010         98,422       249,421
                                 180,000(2)         4.1              0.35        6/6/2010         39,620       100,406

David L. Gamsey                  100,000            7.58             6.19        5/8/2010        389,286       986,527
                                  50,000            3.79             3.13      12/22/2010         98,422       249,421
                                 225,000(2)         5.1              0.35        6/6/2010         49,525       125,507

William F. Hendrick, Jr.          50,000            3.79             7.13       3/28/2010        224,201       568,169
                                  50,000            7.58             3.13      12/22/2010         98,422       249,421
                                 180,000(2)         4.1              0.35        6/6/2010         39,620       100,406

---------------
(1) Based on options for 1,320,000 shares of Innotrac Common Stock granted to employees in fiscal 2000 or options to acquire 4,400,000 membership interests in Innotrac's subsidiary, Return.com Online, LLC, granted in fiscal 2000, as appropriate.
(2) Represents options to acquire membership interests in Innotrac's subsidiary, Return.com Online, LLC.

         No options were exercised by any Named Executive Officers during fiscal 2000. The following table sets forth the year-end value of unexercised options held by the Named Executive Officers at the fiscal year ended December 31, 2000.

                          FISCAL YEAR-END OPTION VALUES

                                             NO. OF SECURITIES UNDERLYING                  VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT                     IN-THE-MONEY OPTIONS
                                                   FISCAL YEAR END                         AT FISCAL YEAR END(1)
                                           -------------------------------           ---------------------------------
NAME                                       EXERCISABLE       UNEXERCISABLE           EXERCISABLE         UNEXERCISABLE
----------------------                     -----------       -------------           -----------         -------------
Scott D. Dorfman                                  --            100,000                        --             $18,500
                                                  --            400,000(2)                     --                  --

David L. Ellin                               134,642            176,358                        --              18,500
                                                  --            400,000(2)                     --                  --

Larry C. Hanger                               20,500            108,000                        --              18,500
                                                  --            180,000(2)                     --                  --

David L. Gamsey                                   --            150,000                        --              18,500
                                                  --            225,000(2)                     --                  --

William F. Hendrick, Jr.                      12,499            112,501                        --              18,500
                                                  --            180,000(2)                     --                  --

---------------
(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options for Innotrac Common Stock is calculated based on the closing sale price of the Common Stock on the Nasdaq National Market as of the last trading day of its fiscal year, December 29, 1999, which was $3.50 per share. For options to acquire membership interests in Innotrac's subsidiary, Return.com Online, LLC, the value of unexercised-in-the-money is calculated based on the most recent transaction in Return.com membership interests.
(2) Represents options to acquire membership interests in Innotrac's subsidiary, Return.com Online, LLC.

EXECUTIVE CONTRACTS, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

         In 2000, Innotrac entered into employments agreements with Messrs. Dorfman, Ellin, Hanger and Gamsey.

         Scott D. Dorfman. Mr. Dorfman has entered into an agreement to serve as Innotrac's Chairman of the Board, President and Chief Executive Officer. His employment agreement expires on December 31, 2005. Mr. Dorfman will receive a salary of no less than $425,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus which can be up to 100% of his salary. He may participate in such benefit plans as Innotrac maintains from time to time for senior executives, and receives customary perquisites.

         Mr. Dorfman's employment agreement may be terminated by either party if he dies or becomes disabled, by Innotrac for "good cause" (as defined) or for any reason by either party upon 90 days' notice. Upon any termination of his employment, he is entitled to all compensation and benefits accrued through the date of termination plus any bonus earned for the year during which he is terminated, calculated based on the performance of Innotrac through the termination date and prorated for the partial year of employment. If Mr. Dorfman's employment is terminated because he dies or becomes disabled, then in addition to accrued compensation, all of his stock options become vested as of the termination date and will expire in accordance with their respective scheduled expiration dates. If Innotrac terminates his agreement for good cause or if Mr. Dorfman terminates his employment (if there has been no change in control of Innotrac in the 18 months prior to termination), then all his unvested stock options are forfeited as of the termination date and his vested options remain exercisable for a period of 90 days after the termination date, after which they will expire. If Innotrac terminates Mr. Dorfman's employment without good cause, then in addition to accrued compensation, Mr. Dorfman is entitled to continue to receive his normal salary for a period of six months following the termination date. Upon termination without good cause, all of his stock options become vested as of the termination date and will expire upon the first anniversary of the termination date.

         If Innotrac terminates Mr. Dorfman without good cause within 18 months after a change in control of Innotrac, or if Mr. Dorfman terminates his employment for "good reason" (as defined) within the same period, Mr. Dorfman is entitled to continue to receive his normal salary and certain benefits and perquisites for a period of 18 months following the termination date. All his stock options shall become vested on the termination date and remain exercisable for the longer of their respective scheduled expiration dates or three years following the termination date. If Mr. Dorfman terminates his employment without good reason within 18 months after a change in control of Innotrac, he is entitled to all the same compensation and benefits described in this paragraph, except that his salary and other benefits shall only continue for 12 months following the termination date.

         Mr. Dorfman is subject to customary confidentiality, noncompete and nonsolicitation covenants during the term of his employment and for an additional period of one year following his termination. During this period, Mr. Dorfman must keep Innotrac's confidential information confidential. He is prohibited during this period from engaging in the businesses of selling Caller ID technology and hardware, fulfillment services, e-commerce fulfillment and e-commerce return services as well as other similar services that Innotrac offers, within a 35-mile radius of any of Innotrac's locations. Furthermore, he is prohibited during this period from soliciting Innotrac customers, with some exceptions during the period from his termination to the first anniversary of his termination. Mr. Dorfman is obligated to keep Innotrac's trade secrets confidential for as long as they remain trade secrets.

         David L. Ellin. Mr. Ellin has entered into an agreement to serve as Innotrac's Senior Vice President and Chief Operating Officer until December 31, 2005. Mr. Ellin will receive a salary of no less than $175,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus which can be up to 60% of his salary. The other provisions of Mr. Ellin's employment agreement are similar to those described above with respect to Mr. Dorfman's employment agreement.

         Larry C. Hanger. Mr. Hanger has entered into an agreement to serve as Innotrac's Senior Vice President--Business Development until December 31, 2005. Mr. Hanger will receive a salary of no less than $150,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus which can be up to 60% of his salary. The other provisions of Mr. Hanger's employment agreement are similar to those described above with respect to Mr. Dorfman's employment agreement.

         David L. Gamsey. Mr. Gamsey has entered into an agreement to serve as Innotrac's Senior Vice President and Chief Financial Officer until December 31, 2005. Mr. Gamsey will receive a salary of no less than $240,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus which can be up to 50% of his salary. The other provisions of Mr. Gamsey's employment agreement are similar to those described above with respect to Mr. Dorfman's employment agreement.

         Mr. Gamsey's agreement provides that he shall be granted options for 100,000 shares of Common Stock effective as of May 9, 2000, which are reflected above in the "Option Grants in Fiscal 2000" table. The agreement also provides that Innotrac shall cause its affiliate, Return.com Online LLC, to issue Mr. Gamsey options for 180,000 shares of its common stock, which are also reflected in the "Option Grants in Fiscal 2000" table. All such options become fully vested if a majority of Innotrac is sold to a third party.

                           RELATED PARTY TRANSACTIONS

         Innotrac leases a single engine aircraft from a company wholly-owned by Scott D. Dorfman pursuant to a lease that provides for annual rent of $72,000. The initial three-year term of the lease expired on February 19, 2001, and automatically renewed for an additional year pursuant to the terms of the lease. Innotrac is responsible for maintenance, insurance, taxes, fuel and other expenses associated with the aircraft.

         In 2000, Innotrac paid $84,655 in fees to Williams Benator & Libby, LLP, certified public accountants, for tax and consulting services. Bruce V. Benator, one of our directors, is Managing Partner of Williams Benator & Libby, LLP.

POLICY RESPECTING RELATED PARTY TRANSACTIONS

         The Board of Directors has adopted a policy that any transactions between Innotrac and any of its officers, directors, or principal shareholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by the Audit Committee of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Dorfman, Blank and Scott comprised the members of the Compensation Committee during fiscal 2000. Messrs. Blank and Scott comprised the members of the Executive Compensation Subcommittee. While Mr. Dorfman is our Chairman, President and Chief Executive Officer, neither Mr. Blank nor Mr. Scott is a current officer or former officer of Innotrac. We have entered into a transaction with Mr. Dorfman as described in "Related Party Transactions."

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         This report sets forth Innotrac's current compensation policies for its executive officers and describes the basis on which fiscal 2000 compensation determinations were made with respect to the executive officers, including the Chairman, President and Chief Executive Officer, Mr. Dorfman, and the other Named Executive Officers. Messrs. Dorfman, Blank and Scott comprised the Compensation Committee during fiscal 2000 and Messrs. Blank and Scott comprised the Executive Compensation Subcommittee.

GENERAL COMPENSATION PHILOSOPHY

         The programs and policies for the compensation of Innotrac's executive officers are designed to attract and retain capable executive officers, and to link the compensation of executive officers to the attainment of performance goals and increases in Innotrac's stock price.

         In fiscal 2000, Innotrac entered into employment contracts with Messrs. Dorfman, Ellin, Hanger and Gamsey, as described above under "Executive Compensation--Executive Contracts, Termination and Change-in-Control Arrangements." The Compensation Committee believes employment contracts with Innotrac's most senior executive officers are appropriate and beneficial to Innotrac and its shareholders, as they promote retention of the most valuable and experienced officers and continuity of high level management.

         The Committee reviews and determines the appropriateness of the compensation paid to each of Innotrac's executive officers at least annually, with the philosophy described above as its guide. While promoting initiative and providing incentives for superior executive management performance, the Committee also seeks to assure that Innotrac is able to compete for and retain talented personnel to lead it in achieving levels of financial performance that enhances shareholder value over the long-term as well as the short-term.

PRINCIPAL EXECUTIVE COMPENSATION ELEMENTS

         Our compensation programs consist of the following basic components:

         -        Competitive base salaries,
         -        Annual incentive bonuses,
         - Long-term incentive stock options, appreciation rights or bonuses and
         -        Customary benefits.

         Base Salaries. The base salaries of Innotrac's executive officers are generally established without reference to specific company performance or competitive criteria. Salaries for the executive officers who were employed as such throughout fiscal 1999 (other than the Chief Executive Officer) were increased in the beginning of fiscal 2000 because of generally improved financial performance in fiscal 1999 in such areas as gross profit, operating expenses, operating income and net income as compared with prior periods. The employment agreements which several of our senior executive officers entered into in fiscal 2000 guarantee certain minimum salaries determined through a process of arm's length negotiations. Salaries of executive officers are reviewed on at least an annual basis, but increases are not mandated by the employment agreements.

         Annual Incentive Bonuses. Annual incentive bonuses for executive officers are normally determined under Innotrac's Senior Executive Incentive Compensation Plan (the "Executive Plan"), which Innotrac's shareholders approved in fiscal 2000. The Executive Plan ties the incentive compensation payable to the executive officers directly to the attainment of specific, objective performance targets, thereby aligning the interests of management with the interests of Innotrac's shareholders. The amount of bonuses potentially payable to executive officers is determined as a range of percentages of an individual officer's salary. Bonuses paid in accordance with the Executive Plan can be based on the achievement of any number of enumerated performance criteria, such as earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, return on capital employed, cash flow, cash flow return, operating income, gross margin, net income, earnings per share, return on equity, return on assets (or net assets), pre-tax profit, market value of the Company's stock and total shareholder return. No bonuses were paid pursuant to the Executive Plan for fiscal 2000. However, based on Innotrac's subjective assessment of competitive conditions and the necessity of bonuses to retain management required them, special cash bonuses were paid to the executive officers for fiscal 2000. See "Summary Compensation Table" for the amounts of bonuses paid to the Named Executive Officers for fiscal 2000.

         Long-Term Stock Incentives. Innotrac believes that stock options and other stock incentives play an integral role in its ability to attract and retain employees and directors and to provide incentives for such persons to promote Innotrac's financial success. Moreover, stock incentives benefit Innotrac by closely aligning the interests of grantees with the interests of Innotrac's shareholders. In furtherance of this policy, Innotrac's shareholders are being asked to approve at the 2001 Annual Meeting of Shareholders an amendment to the Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the Stock Incentive Plan from 1,300,000 to 2,800,000. This proposal and the Stock Incentive Plan is described under Item No. 2 in this Proxy Statement, "Approval of Amendment to 2000 Stock Incentive Plan."

         Under the Stock Incentive Plan, employees, including executive officers, non-employee directors and independent advisors and consultants to the Company and its subsidiaries, may be granted long-term stock incentives in the form of stock options, stock appreciation rights, restricted stock and performance shares. Options granted to the Named Executive Officers in fiscal 2000 are set forth under the table captioned "Option Grants in Fiscal 2000." Although incentive grants made in prior periods are taken into account when making grants to the same grantees in subsequent periods, this consideration is only one of several criteria. During fiscal 2000, grants were made to encourage employees to promote increases in the market price of Innotrac's Common Stock.

COMPENSATION OF THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

         As with the other executive officers, Mr. Dorfman did not receive a bonus pursuant to the Executive Plan for fiscal 2000, although he received a special cash bonus for the reasons described above. Mr. Dorfman's fiscal 2000 salary was decreased from his fiscal 1999 salary due to Innotrac's performance.

         Mr. Dorfman has generally had a larger percentage of his annual compensation at risk on the basis of Innotrac's performance than have the other executive officers. Mr. Dorfman's employment agreement establishes his annual incentive bonus as the highest percentage of salary among the executive officers with employment agreements. Also in fiscal 2000, Mr. Dorfman was granted stock options to increase his long-term incentive to improve Innotrac's performance and stock price.

BENEFITS

         Executives also participate, on a voluntary basis, in Innotrac's regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. In addition, executive officers can participate in a deferred compensation plan with respect to which Innotrac provides matching contributions. The rate of match depends upon the officer's number of years in service, and ranges from 25% of a participant's contribution for less than 5 years of service to 100% for 10 years or more, although in no case will the appropriate percentage apply to an amount in excess of 30% of a participating executive's compensation (excluding bonuses).

EXECUTIVE COMPENSATION SUBCOMMITTEE AND COMPENSATION DEDUCTIBILITY POLICY

         The Executive Compensation Subcommittee was constituted to (1) achieve certain securities law advantages with respect to stock-based compensation to Innotrac's officers and directors and (2) maintain the tax deductibility of certain annual compensation in excess of $1 million to Innotrac's Named Executive Officers under Section 162(m) of the Internal Revenue Code. During meetings of the full Compensation Committee, Mr. Dorfman normally recuses himself from discussions and votes regarding his own compensation, or in circumstances where his participation, as an Innotrac employee, would affect compliance with such securities laws or Section 162(m). See "Compliance with
Section 162(m) of the Internal Revenue Code" above under Item No. 2 in this Proxy Statement, "Approval of Amendment to 2000 Stock Incentive Plan." Although Innotrac's policy is to maintain the tax deductibility of compensation to executive officers under Section 162(m), Innotrac and the Committee retain the discretion to make compensation decisions without regard to deductibility when it is in the best interests of Innotrac and its shareholders to do so.

            Scott D. Dorfman--Martin J. Blank--William H. Scott, III (Members of the Compensation Committee during fiscal 2000)

                             STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return of Innotrac's Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the Nasdaq Non-Financial Index for the period commencing on May 7, 1998 and ending on December 31, 2000.

                                    (GRAPH)

                                                                       CUMULATIVE TOTAL RETURN
                                                   --------------------------------------------------------------
                                                   05/07/1998         12/1998           12/1999           12/2000
                                                   ----------         -------           -------           -------
Innotrac Corporation.............................      100              138               105               27
Nasdaq Stock Market (U.S.) Index.................      100              121               224               135
Nasdaq Non-Financial Index.......................      100              123               241               141

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as Innotrac's independent public accountants. The Board has appointed Arthur Andersen LLP, which firm served as independent public accountants for Innotrac during the past fiscal year, to serve as such accountants for the current fiscal year. Such appointment is not subject to ratification or other vote by the shareholders.

         A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

FEES

         The aggregate fees billed for professional services by Arthur Andersen LLP for the audit of Innotrac's annual financial statements for fiscal 2000 and for the reviews of Innotrac's quarterly financial statements during fiscal 2000 was $88,000.

         Arthur Andersen LLP billed no other fees to Innotrac during fiscal 2000, including for financial information systems design or implementation, and performed no non-audit services.

                          REPORT OF THE AUDIT COMMITTEE

         The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are "independent", as required by applicable listing standards of The Nasdaq Stock Market. The Committee operates pursuant to an Audit Committee Charter that was adopted by the Board on May 15, 2000, a copy of which is attached to this Proxy Statement as Appendix A. Innotrac's management is responsible for its internal accounting controls and the financial reporting process. Innotrac's independent accountants, Arthur Andersen LLP, are responsible for performing an audit of Innotrac's consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee's responsibility is to monitor and oversee these processes.

         In keeping with that responsibility, the Audit Committee has reviewed and discussed Innotrac's audited consolidated financial statements with management and the independent accountants. In addition, the Audit Committee has discussed with Innotrac's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committee," as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence.

         Other than Mr. Benator, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing. None of the members are experts in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

         Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of Innotrac be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

         This report is respectfully submitted by the Audit Committee of the Board of Directors.

            Bruce V. Benator--Martin J. Blank--William H. Scott, III
               (Members of the Audit Committee during fiscal 2000)

                 SHAREHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

         Any shareholder who wishes to present a proposal appropriate for consideration at Innotrac's 2002 Annual Meeting of Shareholders must submit the proposal in proper form to Innotrac at its address set forth on the first page of this Proxy Statement no later than December 21, 2001 for the proposal to be considered for inclusion in Innotrac's proxy statement and form of proxy relating to such Annual Meeting. Innotrac must be notified of any other shareholder proposal intended to be presented for consideration at the 2002 Annual Meeting not later than March 6, 2002 or else proxies may be voted on such proposal at the discretion of the persons named in the proxy.

                                  OTHER MATTERS

         All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by Innotrac. It is estimated that such costs will be nominal. Innotrac may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph or oral communications by directors, officers, or regular employees of Innotrac, acting without special compensation.

         The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

         Shareholders are urged to fill in, date and sign the accompanying form of proxy and return it to Innotrac as soon as possible.


                                       BY ORDER OF THE BOARD OF DIRECTORS,



                                       DAVID L. GAMSEY
                                       Secretary

                                   APPENDIX A:

                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its financial and other oversight responsibilities by:

         - Serving as an independent and objective party to monitor the Company's financial statements, financial reporting process and internal control system.

         - Reviewing and appraising the Company's outside auditors and internal financial management.

         - Providing an open avenue of communication among the Company's outside auditors, management, including internal financial management, and the Board.

         The Audit Committee will further carry out its purpose by engaging in the activities enumerated in Section IV of this Charter.

II.      MEMBERSHIP REQUIREMENTS

         Members of the Audit Committee shall meet the following qualifications, or such other qualifications as may be imposed from time to time by the Board, by law or by the listing requirements of any stock exchange or automated quotation system upon which a security of the Company may be traded or quoted.

         (A)      Independence

         The Audit Committee shall be comprised of three or more directors as determined by the Board. Except as provided below, the members of the Audit Committee shall be independent directors. "Independent director" shall mean a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

         The following persons shall not be considered independent:

         (1) A director who is employed by the Company or any of its affiliates for the current year or any of the past three years.

         (2) A director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan or non-discretionary compensation.

         (3) A director who is a spouse, parent, child, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, or resides in the home of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer.

         (4) A director who is a partner in, or controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or the other business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

         (5) A director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

         Notwithstanding the preceding limitations, one director who is not otherwise independent and is not a current employee, or an immediate family member (as defined above) of a current employee, may be appointed to the Audit Committee if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its shareholders.

         (B)      Financial Literacy

         All members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication.

         (C)      Election, Removal and Replacement

         The members of the Audit Committee shall be elected by the Board. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair.

         In the event a director becomes disqualified from membership on the Audit Committee, such director shall be removed as soon as practicable from service on the Audit Committee by the Board. In the event the removal, resignation, retirement, death or other termination of a director from service on the Audit Committee results in the Audit Committee comprising less than three members, the Board shall elect a new qualified director to the Audit Committee as soon as practicable. If such election to the Audit Committee requires the election by the shareholders of the Company or the directors of new director to the Board, the Company and the Board may consult with any stock exchange or automated quotation system upon which a security of the Company may be traded or quoted.

III.     MEETINGS AND GOVERNANCE

         The Audit Committee shall meet at least annually in connection with the Company's annual audit, or more frequently as circumstances dictate. In addition, the Audit Committee or its Chair shall meet to review the Company's quarterly or other interim financial statements, as appropriate. Such meetings may be held in or out of the presence of the Company's management, outside auditors or both, as appropriate. Other governance matters not addressed herein shall be governed by the Company's articles of incorporation or bylaws.

IV.      DUTIES, RESPONSIBILITIES AND ACTIVITIES

         To fulfill its purpose, the Audit Committee has the following duties and responsibilities and shall engage in the following activities:

         (A)      Review of Charter and Financial Statements and Reports

         The Audit Committee shall review the Company's financial statements, reports and other financial information, in conjunction with the Company's internal financial management and outside auditors, as appropriate. Such review shall include candid discussions of the quality--not merely the acceptability--of the Company's accounting principles as applied in its financial reporting. Reviews shall occur prior to dissemination of the statement, report or other document to a third party or the public. Without limitation, the Audit Committee shall review:

         - The annual financial statements and any reports or other financial information, including any certification, report, opinion, or review rendered by the outside auditors.

         - Any quarterly or other interim financial statements and any reports or other financial information, including any certification, report, opinion, or review rendered by the outside auditors. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

         - This Charter on an annual basis, or more frequently as circumstances dictate.

         - As circumstances dictate and as deemed necessary or advisable from time to time, any material internal financial reports to management prepared by internal financial management.

         (B)      Relationship with Outside Auditors

         The Audit Committee's and the Board's relationship with the Company's outside auditors shall governed by the following principles:

         - The Company's outside auditors are ultimately accountable to the Audit Committee and the Board.

         - The Audit Committee and the Board are ultimately responsible for selecting, evaluating and, where appropriate, replacing the Company's outside auditors.

         - The Audit Committee is responsible for ensuring receipt from the outside auditors of a formal written statement delineating all relationships between the outside auditors and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. The Audit Committee is further responsible for taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditors.

         (C)      Relationship with Company and Internal Financial Management

         The Audit Committee's and the Board's relationship with the Company's management, including its internal financial management, shall governed by the following principles:

         - The Audit Committee is responsible for reviewing the integrity of the Company's financial reporting process, both internal and external.

         - The Audit Committee is responsible for reviewing the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

         - The Audit Committee is responsible for considering and approving, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the outside auditors or management, including internal financial management.

         (D)      Audit Committee Report

         The Audit Committee shall prepare an Audit Committee Report annually in connection with the Company's annual audit. The Report shall address such matters as deemed appropriate by the Audit Committee, but shall state whether the Audit Committee:

         - Reviewed and discussed the Company's audited financial statements with management.

         - Discussed with the outside auditors such qualitative matters concerning the Company's accounting principles as applied in its financial reporting as are appropriate.

         - Received from the outside auditors a formal written statement delineating all relationships between the outside auditors and the Company.

         - Recommends to the Board that the Company's audited financial statements be included in the Company's public filings or other publicly available reports.

         The names of the members of the Audit Committee shall appear at the end of the Report.

         (E)      Other Activities

         The Audit Committee may perform such activities from time to time, as the Board deems appropriate. Without limitation, such activities may be assigned to the Audit Committee because of the independence of its members.

                                  COMMON STOCK
                             OF INNOTRAC CORPORATION

                     THIS PROXY IS SOLICITED BY THE BOARD OF
                         DIRECTORS FOR THE MAY 21, 2001
                         ANNUAL MEETING OF SHAREHOLDERS


         The undersigned hereby appoints Scott D. Dorfman and David L. Gamsey, and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of Innotrac Corporation (the "Company") to be held on May 21, 2001, and any adjournment or postponement thereof.

1.       Election of directors

         Scott D. Dorfman                        David L. Ellin

         [ ]      FOR all nominees for director listed above (except as marked to the contrary).
         [ ]      WITHHOLD AUTHORITY to vote for all nominees listed above.
         [ ]      WITHHOLD AUTHORITY to vote for an individual nominee. Write name(s) below.
                  --------------------------------------------------------------

2.       Approval of Amendment to 2000 Stock Incentive Plan.

         [ ]      FOR approval of Amendment.
         [ ]      AGAINST approval of Amendment.
         [ ]      ABSTAIN.

3. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND ACCOMPANYING PROXY STATEMENT AND "FOR" APPROVAL OF THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.


                                       Date:                           , 2001
                                            ---------------------------



                                       -----------------------------------------
                                       Please sign this Proxy exactly as name
                                       appears on the Proxy.

      Note: When signing as attorney, trustee, administrator, or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.